EXHIBIT 10.4

AMENDED AND RESTATED
SUPPLEMENTAL OFFICERS RETIREMENT PLAN

     The purpose of this Amended and Restated Supplemental Officers Retirement Plan (the “Plan”) is to provide an additional means by which AUTOMATIC DATA PROCESSING, INC. may attract, retain and encourage the productive efforts of a select group of corporate vice presidents and more senior corporate officers who provide valuable services to AUTOMATIC DATA PROCESSING, INC. and its subsidiaries. The Plan provides supplemental retirement benefits to qualifying participants. The Plan is hereby amended and restated in its entirety effective August 14, 2008 to, among other things, reflect certain design changes and to comply with Section 409A of the Code.

     The Plan reads as follows:

ARTICLE I

DEFINITIONS

     The following terms when used in this Plan shall have the designated meaning, unless a different meaning is clearly required by the context.

     1.1 62nd Birthday. Means the date which is the first day of the calendar month coincident with or next following the Participant’s 62nd birthday.

     1.2 Annual Plan Benefit. Subject to the limitations set forth in Section 3.1(c), the Annual Plan Benefit shall be (i) for Grandfathered Participants, the annual amount of a Participant’s Plan benefit calculated in accordance with the provisions of Section 3.1(a) and (ii) for Non-Grandfathered Participants, the annual amount of a Participant’s Plan benefit calculated in accordance with the provisions of Section 3.1(b), as applicable.

     1.3 Committee. Three board members or senior officers of the Corporation appointed from time to time by the Board of Directors of the Company.

     1.4 Board. The Board of Directors of the Company.

     1.5 Code. The Internal Revenue Code of 1986, as amended.

     1.6 Company. Automatic Data Processing, Inc. (“ADP”) and its subsidiaries, and ADP’s successors.

     1.7 Disability. “Disability” shall have the same meaning, and shall be determined in the same manner, as it is determined under the Company’s Long Term Disability Insurance Program as in effect on the date the Disability begins; provided, however, that a Participant shall not have a Disability for purposes of the Plan unless the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.

     1.8 Early Retirement Benefit. Means an amount equal to the Participant’s Annual Plan Benefit, as reduced in accordance with the terms of Section 3.3(b).

     1.9 Early Retirement Date. Means the date which is the first day of the calendar month coincident with or next following the Participant’s 60th birthday.

     1.10 Final Average Annual Pay.

          (a) For Non-Grandfathered Participants, Final Average Annual Pay shall mean the average annual compensation for such Participant for the five full consecutive calendar years during his Future Service period during which he received the largest total amount of compensation. For this purpose, a Non-Grandfathered Participant’s “compensation” shall mean the total compensation actually paid or accrued by the Company to or for such Non-Grandfathered Participant including, without limitation, bonuses paid or accrued, performance incentive payments and the like, and excluding relocation pay, severance pay, the value of any Company- provided fringe benefits (including, without limitation, car allowances, personal travel allowances and tax gross-ups), compensation derived from stock options, stock appreciation rights, stock plans and programs (including, without limitation, restricted stock plans and programs and grants of restricted stock units), or any similar plans; provided that, notwithstanding anything to the contrary set forth herein, amounts deferred at such Non-Grandfathered Participant’s election under a plan described in section 401(k) of the Code, and the value (at time of grant) of any stock option grant made in lieu of a bonus payment, shall be included in such Participant’s compensation. The Company’s chief executive officer shall determine the value of any stock option grant made in lieu of a bonus payment, which value shall not, in any event, be: (i) greater than the “target bonus” amount the stock option grant was made in lieu of (the “Substituted Amount”) or (ii) less than the amount such Participant would have received had the foregoing stock option grant not been made and the normal bonus “scoring” methodology been applied to the Substituted Amount, provided that such amount shall not exceed the Substituted Amount. The value of such stock option grant shall be included in a Non-Grandfathered Participant’s compensation in the calendar year in which the bonus (which the stock option was granted in lieu of) would have otherwise been paid or accrued; and

          (b) For Grandfathered Participants,Final Average Annual Pay shall mean the average annual compensation for such Grandfathered Participant for the five full consecutive calendar years during his Future Service period during which he received the largest total amount of compensation. For this purpose, a Grandfathered Participant’s “compensation” shall mean the total compensation actually paid or accrued by the Company to or for such Participant including, without limitation, bonuses paid or accrued (other than any bonuses paid or accrued under the Company’s three-year GIP growth incentive plan), performance incentive payments and the like and restricted stock plans and programs (other than (A) the Company’s 2005 fiscal year and 2006 fiscal year broad-based performance-based restricted stock programs (PBRS) in which all “letter grade” associates participated and (B) the Company’s two-year accelerated revenue PBRS programs (i.e. the ARPs), the first of which commenced in the Company’s 2007 fiscal year), and excluding relocation pay, compensation derived from stock options, stock appreciation rights or any similar plans; provided that, notwithstanding anything to the contrary set forth herein, amounts deferred at such Participant’s election under a plan described in section 401(k) of the Code, and the value (at time of grant) of any stock option grant made in lieu of a bonus payment, shall be included in such Grandfathered Participant’s compensation. The Company’s chief executive officer shall determine the value of any stock option grant made in lieu of a bonus payment, which value shall not, in any event, be: (i) greater than the Substituted Amount or (ii) less than the amount such Participant would have received had the foregoing stock option grant not been made and the normal bonus “scoring” methodology been applied to the Substituted Amount, provided that such amount shall not exceed the Substituted Amount. The value of such stock option grant shall be included in a Grandfathered Participant’s compensation in the calendar year in which the bonus (which the stock option was granted in lieu of) would have otherwise been paid or accrued. The value (on the date that restrictions lapse) of a Grandfathered Participant’s restricted stock with restrictions lapsing during the Company’s fiscal year that begins during the applicable calendar year shall be included in the Participant’s compensation for such calendar year; provided that, in the case of restricted stock that is includable in a Participant’s compensation for calendar year 2007, the value of such restricted stock will be determined by multiplying (a) the price of a share of the Company’s common stock on the date the restrictions thereon lapse (determined consistently with past practice), by (b) the number resulting from multiplying the aggregate number of includable restricted shares by a fraction, the numerator of which is the “last trade” price of a share of the Company’s common stock on the trading date immediately prior to the date the Spin-off occurs and the denominator of which is the “first trade” price of the Company’s common stock on the trading date on which the Spin-off has occurred.

     1.11 Former Participant. Means any person who (i) was a Participant in the Plan, (ii) stopped accruing benefits under the Plan pursuant to Article II(b), (iii) continued to be employed by the Company until after age 65 and (iv) has a Separation from Service more than one month after the Participant’s accruals under the Plan cease pursuant to the clause (ii) of this definition.

     1.12 Future Service. A Participant’s period of full calendar years of continuous employment with the Company after his Plan participation has begun and only includes the period of employment during which the Participant is accruing a benefit under the Plan. Leaves of absence of less than six months may be taken into account as Future Service, to the extent provided by the Committee. The Committee may, in a Supplement, grant a Participant prior service credit for determining the length of his Future Service period. In addition, at the discretion of the Company’s Chief Executive Officer, for the calendar year in which a Participant incurs either an involuntary severance or severance which entitles the Participant to severance pay under the Company’s severance policy, the Participant shall be credited with one full calendar year without regard to when such severance pay terminates. Such service shall in no event be duplicative of service otherwise credited under the Plan and shall not be extended under this provision beyond the calendar year in which the severance pay commences.

     1.13 Grandfathered Participant. A Participant participating in the Plan on January 1, 2008 and who attained age 50 by January 1, 2009.

     1.14 Government Sponsored Plan Benefits. The annual amount of benefits to which a Participant is entitled on his Normal Retirement Date under all government sponsored retirement benefit plans (including, without limitation, Participant’s Social Security benefits). A Participant’s government sponsored retirement plan benefits shall be expressed as an annual amount in the form of an actuarially equivalent straight life annuity starting on his Normal Retirement Date.

     1.15 Late Retirement Benefit. Means an amount equal to a Participant’s Annual Plan Benefit, as actuarially adjusted using the Late Retirement Factors set forth in Exhibit A hereto based on the number of complete months elapsed between a Participant’s 65th birthday and the date as of which benefits commence under the Plan.

     1.16 Maximum Annual Benefit Limitation. The Maximum Annual Benefit Limitation shall be (i) for Grandfathered Participants, 25% of a Participant’s Final Average Annual Pay, and (ii) for Non-Grandfathered Participants, 45% of a Participant’s Final Average Annual Pay.

     1.17 Non-Grandfathered Participant. A Participant who was not participating in the Plan on January 1, 2008 or who had not attained age 50 by January 1, 2009.

     1.18 Normal Retirement Date. Means the date which is the first day of the calendar month coincident with or next following the Participant’s or Former Participant’s 65th birthday.

     1.19 Other Retirement Benefits. The sum of the Participant’s Private Sector Plan Benefits and his Government Sponsored Plan Benefits.

     1.20 Participant. An individual who has been designated as a Participant by the Committee pursuant to Article II.

     1.21 Pension Plan. Automatic Data Processing, Inc. Pension Retirement Plan.

     1.22 Private Sector Plan Benefits. The annual amount of benefits to which a Participant is entitled on his Normal Retirement Date under all retirement plans maintained by the Company (other than this Plan), or by any former or subsequent employer of Participant (other than a governmental body covered by Section 1.14 above), whether as a periodic payment, as a lump sum, or otherwise; provided, however, that benefits under retirement plans shall exclude any amounts payable under a bonus deferral plan and any amounts payable in respect of deferrals made by the Participant under a cash or deferred arrangement. A Participant’s Private Sector Plan Benefits shall be expressed as an annual amount in the form of an actuarially equivalent straight life annuity starting at his Normal Retirement Date.

     1.23 Separation from Service. Shall mean that employment with the Company and its subsidiaries and affiliates terminates such that it is reasonably anticipated that no further services will be performed. Separation from Service shall be interpreted in a manner consistent with Section 409A of the Code and any applicable regulatory guidance promulgated thereunder. References hereunder to a Participant’s termination of employment, the date a Participant’s employment terminates and the like, shall refer to the ceasing of the Participant’s employment with the Company for any reason.

     1.24 Spin-off. The tax-free spin-off of the Company’s Brokerage Services Group business.

     1.25 Supplement. A supplement attached to and made a part of this Plan, which shall set forth for specific designated Participants any special conditions applicable to such Participants. The Supplements to the Plan as of August 13, 2008 are Supplements A and B.

     1.26 Vested Percentage. Except to the extent set forth in Sections 3.4 and 5.5, until a Participant completes 5 full calendar years of Future Service, such Participant’s Vested Percentage shall be 0% and he shall not be entitled to any Plan benefits hereunder. Upon completing 5, 6, 7, 8, 9, and 10 or more full calendar years of Future Service, a Participant’s Vested Percentage shall be 50%, 60%, 70%, 80%, 90%, and 100%, respectively. The Committee may, in a Supplement, grant a Participant prior service credit for purposes of determining his Vested Percentage.

ARTICLE II

ELIGIBILITY

          (a) The Committee may at any time and from time to time (but prospectively only) designate any corporate vice president or any more senior corporate officer of the Company as a Participant in the Plan; provided that such person participates to the maximum extent permissible in the Company’s other retirement plans (including, without limitation, the Automatic Data Processing, Inc. Retirement and Savings Plan and the Automatic Data Processing, Inc. Pension Retirement Plan) during the entire period he is a Participant in the Plan.

          (b) A person shall automatically cease to be a Participant on the earlier to occur of the date on which: (i) he is no longer a corporate vice president or a more senior corporate officer of the Company; or (ii) he ceases to participate to the maximum extent permissible in the Company’s retirement plans (including, without limitation, the Automatic Data Processing, Inc. Retirement and Savings Plan and the Automatic Data Processing, Inc. Pension Retirement Plan).

ARTICLE III

RETIREMENT BENEFITS

     3.1 In General.

          (a) Grandfathered Participants. A Grandfathered Participant’s Annual Plan Benefit is the product of (i) his Final Average Annual Pay, (ii) his Future Service period, (iii) 1½% and (iv) his Vested Percentage, less the amount payable under the Pension Plan pursuant to a transfer from the Plan to the Pension Plan; provided that, in no event, may the Participant’s Annual Plan Benefit exceed the Maximum Annual Benefit Limitation applicable to him (including any amount transferred to the Pension Plan).

          (b) Non-Grandfathered Participants. A Non-Grandfathered Participant’s Annual Plan Benefit is the sum of (A) the product of (i) his Final Average Annual Pay, (ii) his Future Service period (up to a maximum of 20 years), (iii) 2% and (iv) his Vested Percentage and (B) the product of (i) his Final Average Annual Pay, (ii) any additional years of Future Service credited to the Participant after an initial 20 years of Future Service have been credited, but in any event no more than 5 additional years, (iii) 1% and (iv) his Vested Percentage, less the amount payable under the Pension Plan pursuant to a transfer from the Plan to the Pension Plan; provided that, in no event, may the Participant’s Annual Plan Benefit exceed the Maximum Annual Benefit Limitation applicable to him (including any amount transferred to the Pension Plan). Notwithstanding the foregoing, in no event shall a Non-Grandfathered Participant’s Annual Plan Benefit finally determined hereunder be less than the value of such Participant’s Annual Plan Benefit determined as of December 31, 2008 (calculated for this purpose only as if such Participant was a Grandfathered Participant).

          (c) In addition, the Annual Plan Benefits otherwise payable to a Participant under the Plan’s basic benefit formula set forth in Section 3.1(a) and 3.1(b) above, as applicable, shall be reduced to the extent necessary to cause the total of the (i) Participant’s Annual Plan Benefits and (ii) Participant’s annual Other Retirement Benefits not to exceed 60% of Participant’s Final Average Annual Pay.

          (d) A Participant’s benefits under this Plan shall be expressed as an annual amount in the form of a straight life annuity or, at the Committee’s election, another actuarially equivalent payment option.

     3.2 Time of Commencement of Benefits. A Participant’s Annual Plan Benefit shall be payable only upon Separation from Service, Disability, or Death as detailed in this Article III. Annual Plan Benefits for any given Participant shall commence on the earliest to occur of:

          (a) The later of:

               (i) Attainment of age 60;

               (ii) The first day of the seventh month following the month in which the Participant’s Separation From Service occurs;

          (b) Disability; or

          (c) Death.

     3.3 Amount of Benefit.

          (a) Normal Retirement Benefit. Except in cases where Section 3.3(c) applies with respect to certain Participants, the Company will pay a Participant his Annual Plan Benefit if benefits commence under the Plan on or after the Participant’s Normal Retirement Date. Payment of an Annual Plan Benefit shall commence in accordance with Section 3.2 and end with: (A) in the case of a single life annuity, the payment for the month in which the Participant’s death occurs, (B) in the case of a joint and survivor annuity, the later of (1) the payment for the month in which the death of the Participant occurs or (2) the payment for the month in which the death of the Participant’s beneficiary occurs or (C) in the case of a 10 year certain and life annuity, the later of (1) the payment for the month in which the death of the Participant occurs or (2) the one hundred and twentieth monthly payment. When paid in the form of a monthly annuity, each payment shall be equal to one-twelfth of such Participant’s Annual Plan Benefit, actuarially adjusted for the form of payment selected by the Participant, as applicable.

          (b) Early Retirement Benefit.

               (i) The Company will pay a Participant his Early Retirement Benefit if benefits commence under the Plan on or after the Participant’s Early Retirement Date and prior to his Normal Retirement Date. Payment of an Early Retirement Benefit shall commence in accordance with Section 3.2 and end with: (A) in the case of a single life annuity, the payment for the month in which the Participant’s death occurs, (B) in the case of a joint and survivor annuity, the later of (1) the payment for the month in which the death of the Participant occurs or (2) the payment for the month in which the death of the Participant’s beneficiary occurs or (C) in the case of a 10 year certain and life annuity, the later of (1) the payment for the month in which the death of the Participant occurs or (2) the one hundred and twentieth monthly payment. When paid in the form of a monthly annuity, each payment shall be equal to one-twelfth of such Participant’s Early Retirement Benefit, actuarially adjusted for the form of payment selected by the Participant, as applicable.

               (ii) A Grandfathered Participant’s Early Retirement Benefit shall be in an amount equal to the Participant’s Annual Plan Benefit, reduced at a rate of 5/12 of 1% per month for each full month by which the date the Participant’s benefit commences precedes the Participant’s Normal Retirement Date.

               (iii) If a Non-Grandfathered Participant’s Early Retirement Benefit commences after the Participant’s 62nd Birthday but prior to his Normal Retirement Date, his benefit shall be in an amount equal to the Participant’s Annual Plan Benefit, reduced at a rate of 4/12 of 1% per month for each full month by which the date the Participant’s benefit commences precedes the his Normal Retirement Date. If the Non-Grandfathered Participant’s Early Retirement Benefit commences before the Participant’s 62nd Birthday, his benefit shall be reduced (x) at a rate of 5/12 of 1% per month for each full month by which the date the Participant’s benefit commences precedes the Participant’s 62nd Birthday, and (y) at a rate of 4/12 of 1% per month for each full month by which the date the Participant’s 62nd Birthday precedes the Participant’s Normal Retirement Date.

          (c) Late Retirement Benefit. The Company will pay a Former Participant his Late Retirement Benefit if benefits commence under the Plan on or after the Former Participant’s Normal Retirement Date. Payment of a Late Retirement Benefit shall commence in accordance with Section 3.2 and end with: (A) in the case of a single life annuity, the payment for the month in which the Participant’s death occurs, (B) in the case of a joint and survivor annuity, the later of (1) the payment for the month in which the death of the Participant occurs or (2) the payment for the month in which the death of the Participant’s beneficiary occurs or (C) in the case of a 10 year certain and life annuity, the later of (1) the payment for the month in which the death of the Participant occurs or (2) the one hundred and twentieth monthly payment. When paid in the form of a monthly annuity, each payment shall be equal to one-twelfth of such Participant’s Late Retirement Benefit, actuarially adjusted for the form of payment selected by the Participant, as applicable. This subsection 3.3(c) shall only apply to Former Participants.

          (d) No Interest for Delayed Payments. Payments to Participants which are made or commence in accordance with Section 3.2(a)(ii) shall include a single lump sum payment in respect of the period beginning on the Participant’s Separation from Service and ending on the first day of the seventh month following the month in which the Participant’s Separation From Service occurs. Such single lump sum payment shall be made without interest.

          (e) Date as of Which Benefits Are Determined. Solely for purposes of (i) determining whether a Participant shall receive an Early Retirement Benefit, a Annual Plan Benefit or a Late Retirement Benefit and (ii) calculating the amount of such Early Retirement Benefit, Annual Plan Benefit or Late Retirement Benefit, as applicable, Section 3.2(a)(ii) shall be deemed to read, “the first day of the first month following the month in which the Participant’s Separation from Service occurs.” In a case in which a Participant has a Separation from Service on the first day of a calendar month, for the purposes set forth in the preceding sentence only, Section 3.2(a)(ii) shall be deemed to read, “the first day of the calendar month in which the Participant’s Separation from Service occurs.”

     3.4 Disability Retirement Benefit. If a Participant shall incur a Disability while employed by the Company, the Company shall pay such Participant a monthly benefit starting on the first day of the calendar month after the date his Disability begins and ending with the payment for the calendar month in which his death occurs or his disability ends, whichever occurs first. Such monthly benefit (which shall not be reduced by, and shall not reduce, the benefits, if any, payable to a Participant under the Company’s Long Term Disability Insurance Program) shall be calculated in the same way as an Early Retirement Benefit under Section 3.3, based on his Final Average Annual Pay when his Disability begins (which will, for purposes of this Section 3.4 only, be determined over less than five full consecutive calendar years to the extent that his Future Service period is less than five years), except that (i) the Vested Percentage shall always be 100%, (ii) there shall not be any actuarial reduction to reflect the commencement of the payment of benefits before his Normal Retirement Date, and (iii) there shall not be any Future Service period accrual during his Disability.

     3.5 Form of Benefit.

          (a) Annuity Forms. A Participant may elect payment of his benefit (other than a Disability Retirement Benefit pursuant to Section 3.4) in one of the following actuarially equivalent forms:

  Single Life Annuity;

  25% Joint and Survivor Annuity;

  50% Joint and Survivor Annuity;

  75% Joint and Survivor Annuity;

  100% Joint and Survivor Annuity; or

  10-Year Certain and Life Annuity

Each form of benefit listed in this subsection 3.5(a) shall be paid in a series of substantially equal periodic payments, payable not less frequently than annually, for the life of the Participant (and beneficiary, if applicable and dictated by the form of payment selected, and for a period of time not less than that guaranteed by the form of payment selected), starting as of the date as of which payments to such Participant under this Article III are to begin. Actuarial equivalence under the Plan shall be determined by the Company in its sole and absolute discretion.

          (b) Lump Sum Election Before 2009. An active Participant who has not had a termination of employment and in respect of whom payment of benefits hereunder have not commenced by December 31, 2008 may also make an irrevocable election prior to January 1, 2009 to receive payment of either 25% or 50% of his accrued benefit in a single lump sum.

          (c) Change to Form of Payment. On and after January 1, 2009 an active Participant who has not had a termination of employment and who has not previously elected to receive a portion of his benefit in a single lump sum may make an election to receive either 25% or 50% of his accrued benefit in a single lump sum if all of the following conditions are met:

               (i) The lump sum election shall not take effect until at least 12 months after the date on which it is made;

               (ii) The election must be made at least 12 months prior to the date on which the first annuity payment for the Participant is otherwise scheduled to be made; and

               (iii) The election must delay the payment for at least five years from the date the first annuity payment would otherwise have been made.

          (d) Payment Elections for Newly Eligible Participants. Within 30 days following the date on which a Participant first becomes eligible to participate in the Plan, the Participant shall elect whether to receive payment of his entire accrued benefit (i) in the form of one of the annuities listed in Section 3.5(a) or (ii) a portion of his benefit in the form of an annuity and 25% or 50% of his accrued benefit in a single lump sum. If no such election has been made by the 30th day following the date on which the Participant first becomes eligible to participate in the Plan, the Participants’ accrued benefit under the Plan shall be paid in the form of an annuity listed in Section 3.5(a).

     3.6 No Duplication. In no event shall benefits become payable to any Participant under more than one Section of this Article III.

ARTICLE IV

FORFEITURES

     4.1 Forfeiture for Competitive Employment. A Participant shall forever and irrevocably forfeit all benefits otherwise due to him under the terms of the Plan if within 24 months after his employment terminates (including if his employment with the Company is terminated on account of his dishonesty or gross negligence) he violates the non-competition provisions of any agreement he has entered into with the Company.

     4.2 Limitation. If all or any portion of Section 4.1 shall be finally held by a court of competent jurisdiction to be unenforceable as a matter of law, it shall be construed to apply to the greatest extent permitted by law so as to give effect to its intended purposes.

ARTICLE V

CONDITIONS RELATED TO BENEFITS

     5.1 Administration of Plan. The Committee shall administer the Plan and shall have the sole and exclusive authority to interpret, construe and apply its provisions. The Committee shall have the power to establish, adopt and revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan and the operation of the Committee’s activities in connection therewith. All decisions of the Committee shall be by vote or written consent of the majority of its members and shall be final and binding. Members of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member in his capacity as a Participant.

     5.2 Grantor Trust. The Committee may, at its discretion, have the Company create a grantor trust (within the meaning of section 671 of the Code) to which it may from time to time contribute amounts to accumulate an appropriate reserve against its obligations hereunder. Notwithstanding the creation of such trust, the benefits hereunder shall be a general obligation of the Company. Except to the extent that the benefit amounts payable hereunder have been specifically transferred for an identified Participant into the Pension Plan pursuant to the terms and conditions of the Pension Plan and are payable thereunder, a Participant shall have only a contractual right as a general creditor of the Company to the amounts, if any, payable hereunder and such right shall not be secured by any assets of the Company or the trust.

     5.3 No Right to Company Assets. Except to the extent that benefit amounts have been specifically transferred for an identified Participant into the Pension Plan pursuant to the terms and conditions of the Pension Plan and are payable thereunder, neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Company may set aside in anticipation of a liability hereunder, nor in any policy or policies of insurance on the life of a Participant owned by the Company.

     5.4 No Employment Rights. Nothing herein shall constitute a contract of continuing employment or in any manner obligate the Company to continue the service of a Participant, or obligate a Participant to continue in the service of the Company, and nothing herein shall be construed as fixing or regulating the compensation paid to a Participant.

     5.5 Company’s Right to Terminate and Amend. The Company reserves the right in its sole discretion at any time to amend the Plan in any respect or terminate the Plan. Notwithstanding the foregoing, no such amendment or termination shall reduce the amount of the benefit theretofore vested by any Participant or change the conditions required to be satisfied to receive payment of such past accrued benefit based on the provisions of the Plan as theretofore in effect. For this purpose, the amount of a Participant’s accrued benefit as of the date of any amendment or termination shall be determined as if the Participant was then retiring in accordance with Section 3.3 with his actual Vested Percentage accrued as at such date; provided that if the Company is terminating the Plan and if a Participant has not completed at least 5 years of Future Service, Participant’s Vested Percentage shall be (i) 40% if he has completed 4 years of Future Service, (ii) 30% if he has completed 3 years of Future Service, (iii) 20% if he has completed 2 years of Future Service, (iv) 10% if he has completed 1 year of Future Service, and (v) 0% if he has not completed 1 year of Future Service.

     5.6 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

     5.7 Right of Offset. If at the time any payments are to be made hereunder a Participant is indebted to the Company or otherwise subject to a monetary claim by the Company, such payments may, at the Company’s discretion, be reduced by setoff of up to $5,000 in any given taxable year of the Participant against the amount of such indebtedness or claim.

     5.8 No Third Party Rights. Nothing in this Plan or any trust established pursuant to Section 5.2 hereof shall be construed to create any rights hereunder in favor of any person (other than the Company and any Participant) or to limit the Company’s right to amend or terminate the Plan in any manner subject to Section 5.5 hereof.

     5.9 Section 409A. Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan shall comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any subsidiary or affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

ARTICLE VI

MISCELLANEOUS

     6.1 Nonassignability. No rights or payments to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or subject to levy, garnishment, attachment, execution or other legal or equitable process. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, nor be transferable by operation of law in the event of a Participant’s bankruptcy or insolvency.

     6.2 Withholding. To the extent required by law the Company shall be entitled to withhold from any payments due hereunder any federal, state and local taxes required to be withheld in connection with such payment.

     6.3 Gender and Number. Wherever appropriate herein, the masculine shall mean the feminine and the singular shall mean the plural or vice versa.

     6.4 Notice. Any notice required or permitted to be made under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to (a) in the case of notice to the Company or the Committee, the principal office of the Company, directed to the attention of the Secretary of the Committee, and (b) in the case of a Participant, such Participant’s home or business address maintained in the Company’s personnel records. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

     6.5 Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

     6.6 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to such state’s choice of law rules.

ARTICLE VII

SURVIVOR BENEFITS

     7.1 Qualification and General Election.

          (a) Qualification. In the event of the death of a Participant who is at least 35 years of age at the time of his death, who is vested in accordance with the provisions of Paragraph 1.26, and who dies prior to commencing payment of his vested benefit under the Plan, a surviving spouse benefit shall be payable under Section 7.2.

          (b) Survivor Benefit Election Before 2009. An active Participant who (i) has not had a termination of employment, (ii) is employed by the Company on or after August 9, 2007, and (iii) in respect of whom payment of benefits under the Plan have not commenced by December 31, 2008 may make an irrevocable election prior to January 1, 2009 to waive the surviving spouse benefit provided under Section 7.2 and instead elect the survivor benefit provided under Section 7.3.

          (c) Survivor Benefit Election After December 31, 2008. On and after January 1, 2009 an active Participant who (i) has not had a termination of employment and (ii) has not previously elected to waive the surviving spouse benefit provided under Section 7.2 in favor of the survivor benefit provided under Section 7.3, may do so on or after January 1, 2009 if all of the following conditions are met:

               (i) The survivor benefit election shall not take effect until at least 12 months after the date on which it is made;

               (ii) The election must be made at least 12 months prior to the date on which the first annuity payment for the Participant is otherwise scheduled to be made; and

               (iii) The election must delay the payment for at least five years from the date the first annuity payment would otherwise have been made.

          (d) Survivor Benefit Elections for Newly Eligible Participants. Within 30 days following the date on which a Participant first becomes eligible to participate in the Plan, the Participant may make an irrevocable election to waive the surviving spouse benefit provided under Section 7.2 and instead elect the survivor benefit provided under Section 7.3. If no such election has been made by the 30th day following the date on which the Participant first becomes eligible to participate in the Plan and such Participant dies prior to commencing payment of his vested benefit under the Plan, only a surviving spouse benefit shall be payable under Section 7.2 in respect of the Participant’s vested Plan benefit.

     The waiver and election provided under this Section 7.1 must be made by the Participant in accordance with procedures adopted by the Committee.

     7.2 Surviving Spouse Benefit. The surviving spouse of a deceased Participant who otherwise meets the conditions set forth in Section 7.1 shall be entitled to receive a surviving spouse benefit under the Plan determined as of the date of the deceased Participant’s death. This surviving spouse benefit shall be payable monthly as a straight life annuity benefit and shall be calculated based on 50% of the Participant’s Annual Plan Benefit, actuarially adjusted for the 50% joint and survivor annuity form of payment and further reduced in accordance with Section 3.3(b) for payment prior to the Participant’s Normal Retirement Date. Payment of the surviving spouse benefit shall commence on the later of (i) the date the Participant would have attained age 60 had the Participant survived until such age or (ii) the date of the Participant’s death.

     7.3 Survivor Benefit. If elected pursuant to 7.1 herein, the beneficiary of a deceased Participant who meets the conditions set forth in Section 7.1 shall be entitled to receive a survivor benefit that is actuarially equivalent to the surviving spouse benefit described in Section 7.2, determined as of the date of the deceased Participant’s death. This survivor benefit shall be payable in monthly installments for exactly 120 months and shall be calculated based on 50% of the Participant’s Annual Plan Benefit, actuarially adjusted for the guaranteed 120 month installment form of payment and further reduced in accordance with Section 3.3(b) for payment prior to the Participant’s Normal Retirement Date. Payment of the survivor benefit shall commence on the later of (i) the date the participant would have attained age 60 had the Participant survived until such age or (ii) the date of the Participant’s death. For purposes of this Section 7.3, a Participant may designate his spouse, children, domestic partner, or a trust for the benefit of the Participant’s spouse, children, or domestic partner, whichever the case may be, as a beneficiary entitled to receipt of the benefit provided hereunder.

Supplement A

     1.1 In General

          (a) As of the Spin-off date, Participants transferring to Broadridge Financial Solutions, Inc. (“Broadridge”) are no longer eligible to participate in the Plan, except executive with employee identification number 100600 (“Executive”).

          (b) As of the Spin-off date, Executive’s accrued benefit under the Plan shall be the Executive’s projected accrued benefit at the age of 65 based upon terms and factors agreed upon in Appendix A.

          (c) If Executive voluntarily terminates employment with Broadridge prior to age 65, Executive’s accrued benefit will be re-calculated to what Executive would have accrued from the Spin-off date to the last day employed at Broadridge.

          (d) Executive will no longer be an eligible Participant of the Plan if Executive becomes a participant in any supplemental officers retirement plan sponsored by Broadridge, whose terms are substantially similar to the Plan as of the Spin-off date. Such determination shall be made solely by the Company.

     1.2 Distributions

          (a) Executive’s benefits shall commence on his 65th birthday, whether or not Executive is still employed at Broadridge.

          (b) Executive’s elections shall be irrevocable.

Appendix A to Supplement A

Agreed Upon Assumptions to Project the Benefits to Age 65

1.	Projected base pay increase of 4% to age 65

2.	Target bonus percent increase of 4% to age 65

3.	Average of the high & low of the ADP stock price on the day of the spin projected at 8% to age 65

Supplement B

     Notwithstanding anything in this Plan to the contrary, each Participant with an employee identification number listed below, shall receive a distribution from this Plan commencing as of the first day of the month following the attainment of age 65.

     Employee Identification Number

     (i)       103621

     (ii)      103594

     (iii)     103724

Exhibit A

					Late Retirement Factors
						Months
Years	0	1	2	3	4	5	6	7	8	9	10	11
65	1.0000	1.0099	1.0198	1.0297	1.0396	1.0495	1.0594	1.0693	1.0792	1.0891	1.0990	1.1089
66	1.1188	1.1302	1.1416	1.1530	1.1644	1.1758	1.1872	1.1985	1.2099	1.2213	1.2327	1.2441
67	1.2555	1.2687	1.2818	1.2950	1.3081	1.3213	1.3344	1.3476	1.3607	1.3739	1.3870	1.4002
68	1.4133	1.4286	1.4438	1.4591	1.4744	1.4896	1.5049	1.5202	1.5354	1.5507	1.5660	1.5812
69	1.5965	1.6143	1.6321	1.6500	1.6678	1.6856	1.7034	1.7212	1.7390	1.7569	1.7747	1.7925
70	1.8103	1.8312	1.8521	1.8730	1.8939	1.9148	1.9357	1.9565	1.9774	1.9983	2.0192	2.0401
71	2.0610	2.0856	2.1103	2.1349	2.1595	2.1841	2.2088	2.2334	2.2580	2.2826	2.3073	2.3319
72	2.3565	2.3857	2.4149	2.4441	2.4733	2.5025	2.5317	2.5608	2.5900	2.6192	2.6484	2.6776
73	2.7068	2.7416	2.7764	2.8112	2.8460	2.8808	2.9156	2.9503	2.9851	3.0199	3.0547	3.0895
74	3.1243	3.1660	3.2078	3.2495	3.2912	3.3330	3.3747	3.4164	3.4582	3.4999	3.5416	3.5834
75	3.6251	3.6755	3.7259	3.7763	3.8267	3.8771	3.9275	3.9779	4.0283	4.0787	4.1291	4.1795
76	4.2299	4.2912	4.3525	4.4139	4.4752	4.5365	4.5978	4.6591	4.7204	4.7818	4.8431	4.9044
77	4.9657	5.0409	5.1161	5.1913	5.2665	5.3417	5.4169	5.4920	5.5672	5.6424	5.7176	5.7928
78	5.8680	5.9610	6.0539	6.1469	6.2398	6.3328	6.4258	6.5187	6.6117	6.7046	6.7976	6.8905
79	6.9835	7.0994	7.2152	7.3311	7.4470	7.5628	7.6787	7.7946	7.9104	8.0263	8.1422	8.2580
80	8.3739	8.5138	8.6537	8.7936	8.9335	9.0734	9.2132	9.3531	9.4930	9.6329	9.7728	9.9127
81	10.05259	10.2281	10.4036	10.5792	10.7547	10.9302	11.1057	11.2813	11.4568	11.6323	11.8078	11.9834
82	12.15889	12.3810	12.6031	12.8253	13.0474	13.2695	13.4916	13.7137	13.9359	14.1580	14.3801	14.6022
83	14.82436	15.1080	15.3917	15.6754	15.9591	16.2428	16.5264	16.8101	17.0938	17.3775	17.6612	17.9449
84	18.22854	18.5944	18.9603	19.3262	19.6921	20.0579	20.4238	20.7897	21.1556	21.5215	21.8874	22.2532
85	22.61912	23.0960	23.5729	24.0498	24.5267	25.0036	25.4805	25.9574	26.4343	26.9112	27.3881	27.8650
86	28.34188	28.9706	29.5993	30.2281	30.8568	31.4855	32.1143	32.7430	33.3717	34.0004	34.6292	35.2579
87	35.88664